UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Community Banks, Inc.
(Name of Registrant as Specified In Its Charter)
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PRELIMINARY PROXY STATEMENT

Community Banks, Inc.
750 East Park Drive
Harrisburg, Pennsylvania 17111

Notice of Annual Meeting of Shareholders

Date:	May 9, 2006
Time:	10:00 a.m. local time
Place:	Four Points Sheraton
800 East Park Drive
Harrisburg, Pennsylvania

To the shareholders of Community Banks, Inc.:

We are pleased to notify you of and invite you to the annual meeting of the shareholders of Community Banks, Inc. At the meeting you will be asked to vote on the following matters:

1.	A proposal to elect four Class C directors to serve until the 2010 annual meeting;

2.	A proposal to amend Article 11 of the Articles of Incorporation in order to simplify the vote requirements for shareholder approval of matters; and

3.	Any other matters that may properly be brought before the meeting.

Shareholders of record at the close of business on March 15, 2006 may vote at the annual meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete, sign, date and return your proxy card in the enclosed envelope promptly, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card.

By Order of the Board of Directors,

April 3, 2006	Patricia E. Hoch
Corporate Secretary

TABLE OF CONTENTS
GENERAL INFORMATION	1
VOTING	1
MANAGEMENT AND CORPORATE GOVERNANCE	3
Proposal 1: Election of Four Class C Directors Of The Company	3
Directors Continuing in Office	3
Independence of Directors	4
Transactions With Officers And Directors	5
Attendance At Annual Meeting	5
Meetings And Committees Of The Board	5
Audit Committee	5
Report Of The Audit Committee	6
Nominating And Corporate Governance Committee	6
Process For Identifying And Evaluating Nominees For Director	6
Compensation Committee	7
Compensation Committee Interlocks And Insider Participation	7
Shareholder Communications With The Board	7
Executive Officers Of The Company	8
Code Of Ethics	8
COMPENSATION OF MANAGEMENT	8
EXECUTIVE OFFICERS	8
Summary Compensation Table	9
Stock Options	10
Incentive Stock Options (ISO)	10
Non-Qualified Stock Options (NQSO)	10
Stock Option Exercises	10
Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values	10
Pension Plan	11
Pension Plan Table	11
Compensation Committee Report On Executive Compensation	12
Executive Compensation	12
Community’s Annual Bonus Program	13
Long-Term Incentive Plan	14
Employment Agreements	14
Other Compensation Arrangements For Named Executive Officers	14
Community Banks, Inc. 401(k) Profit Sharing Plan	14
Survivor Income Agreements	15
Supplemental Executive Retirement Plans	16
Directors And Senior Management Deferred Compensation Plan	16
Directors	16
Attendance Fees	16
Directors’ Stock Option Plan	17
Agreement With Melvin Pankuch	17
Director Emeritus Agreements	17
STOCK PERFORMANCE GRAPH	18
SECURITY OWNERSHIP BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	20
Security Ownership Table	20
Section 16(a) Beneficial Ownership Reporting Compliance	22
RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	22
Fees Billed By Independent Certified Public Accountants	22
Proposal 2: Amend the Articles of Incorporation	22
SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS	24
FORM 10-K ANNUAL REPORT	24
OTHER MATTERS	25

ii

COMMUNITY BANKS, INC.

PROXY STATEMENT
APRIL 3, 2006

GENERAL INFORMATION

This proxy statement has information about the annual meeting of shareholders of Community Banks, Inc., which is referred to in this proxy statement as the “Company” or “Community.” The management of the Company and CommunityBanks, the Company’s bank subsidiary (referred to in this proxy statement as the “Bank”), prepared this proxy statement for the board of directors. We first mailed this proxy statement and the enclosed proxy card to shareholders on April 3, 2006.

The Company will pay the costs of preparing, printing and mailing the proxy statement and all related materials. In addition to sending you these materials, some of the Company’s employees may contact you by telephone, by mail or in person.

The Company’s corporate offices are located at 750 East Park Drive, Harrisburg, Pennsylvania, and our telephone number is (717) 920-1698. Our mailing address is 750 East Park Drive, Harrisburg, Pennsylvania 17111.

VOTING

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares at the close of business on March 15, 2006 (the “Record Date”). A total of shares of common stock were outstanding on the Record Date and can vote at the annual meeting. You get one vote for each share of common stock that you own. The enclosed proxy card shows the number of shares you can vote. We will hold the annual meeting if the holders of a majority of the shares of the common stock entitled to vote either sign and return their proxy cards or attend the meeting in person.

The Trust Department of the Bank, as sole trustee, holds __________ shares of the Company common stock. The Trust Department may vote these shares at the annual meeting.

As of the Record Date, management of the Company beneficially owned a total of _________ shares of the Company common stock.

What vote is required?

A plurality of the votes cast at a meeting at which a quorum is present is required for the election of directors. Since four directors are being elected, the four nominees receiving the most votes will be elected. In order for the amendment to the Articles of Incorporation to be adopted, at least 66 2/3% of all the votes entitled to be cast at the meeting must be in favor of the amendment. Because __________ votes were entitled to be cast on the Record Date, at least _________ votes must be cast in favor of the amendment in order for the amendment to be adopted. A majority of the votes cast at a meeting at which a quorum is present is required for any other matter that may come before the meeting, except in cases where the vote of a greater number of shares is required by law or under the Company’s Articles of Incorporation or Bylaws.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the meeting. If other matters are properly presented at the annual meeting, the proxy holder named in the enclosed proxy card will exercise his judgment to vote your shares as he deems in the best interests of the Company and its shareholders.

How are votes counted?

Our transfer agent counts all votes cast by proxy before the annual meeting. Our judge of election will manually count all votes which are cast in person or by proxy at the annual meeting. The judge of election totals all of the votes cast by proxy and in person at the annual meeting and reports to the Company the total vote for each matter considered at the meeting.

Voting is an important right of shareholders. If you respond to our request to vote (by returning your proxy card, telephoning or using the Internet) and abstain or withhold authority to vote with respect to any director nominee, your proxy will be counted for purposes of determining whether there is a quorum at the meeting but will have no effect on the election of that nominee. If you fail to respond or respond and abstain from voting on the proposal to amend the Articles of Incorporation, the effect will be the same as a vote against the amendment. If you respond but do not indicate how you want to vote with respect to each director nominee or the Articles amendment, your proxy will be voted in favor of each nominee and the Articles amendment. If you abstain from voting on any other matter that may properly be brought before the meeting, your abstention will have no effect on the outcome of that matter.

What are broker non-votes?

Broker non-votes occur when a broker or bank which holds your shares for you does not vote because you have not given it instructions on how to vote and it does not have the authority to vote on your behalf without your instructions. Broker non-votes will have the effect of a negative vote on the proposal to amend the Articles but will have no effect on the election of directors or on any other matter that may be brought before the meeting.

How do I vote?

Refer to the voting instructions on the proxy card. You may vote either by completing and returning the enclosed proxy card, by telephone, by Internet, or by appearing in person at the annual meeting. We encourage you to return the proxy card or to vote by telephone, or the Internet to ensure that your vote is counted. However, you may attend the meeting and vote in person whether or not you have previously returned a proxy card or voted by telephone or the Internet. Your vote in person will automatically revoke a previously returned proxy card.

Can I change my vote after I return my proxy card or vote by telephone or the Internet?

Yes. At any time before the vote on a proposal at the meeting, you can change your vote either by:

•	giving the Company’s secretary a written notice revoking your proxy card;

•	signing, dating and returning to us a new proxy card; or

•	placing a second telephone or Internet vote.

We will honor the proxy card or the telephone or Internet vote with the latest date.

Can I vote in person at the annual meeting?

Yes. We encourage you to complete and return the proxy card to ensure that your vote is counted. However, you may attend the meeting and vote in person whether or not you have previously returned a proxy card. Your vote in person will automatically revoke a previously returned proxy card.

MANAGEMENT AND CORPORATE GOVERNANCE

Proposal 1: Election Of Four Class C Directors Of The Company

With respect to electing directors, Community’s bylaws provide as follows:

•	the board of directors will consist of not less than five nor more than 25 directors;

•	there will be four classes of directors, as nearly equal in number as possible;

•	each class will be elected for a term of four years; and

•	each class will be elected in a separate election, so that the term of office of one class of directors will expire in each year.

At the annual meeting, the Community board of directors will nominate Aaron S. Kurtz, Earl L. Mummert, Allen Shaffer and Glenn H. Weaver as Class C directors to serve until 2010. Although Community does not know of any reason why any nominee might not be able to serve, the board will propose a substitute nominee if any named nominee is not available for election. The proxy holder named in the proxy card intends to vote for the election of Aaron S. Kurtz, Earl L. Mummert, Allen Shaffer and Glenn H. Weaver. Unless you indicate otherwise, your proxy will be voted in favor of the election of all nominees. All are currently directors of Community. None is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

Aaron S. Kurtz. Mr. Kurtz, age 67, has been a director since 2005. He is president of Ludwig Office Furniture, Inc., a position he has held since 1986.

Earl L. Mummert. Mr. Mummert, age 60, has been a director of Community since 1998. Since 1976, Mr. Mummert has been employed as a consulting actuary by Conrad Siegel, a company which provides a broad array of services to companies and employee benefit plans in Harrisburg, Pennsylvania.

Allen Shaffer. Mr. Shaffer, age 80, has been a director of Community and its predecessor since 1960. Mr. Shaffer is a partner in Shaffer & Engle Law Offices and has practiced law in Millersburg and Harrisburg, Pennsylvania since 1952.

Glenn H. Weaver. Mr. Weaver, age 71, has been a director since 2005. Prior to the July 2005 merger of PennRock Financial Services, Corp. (“PennRock”) into Community, Mr. Weaver consulted as president of PennRock, a position he had held since 1989. Mr. Weaver is chairman and director of James Spring and Wire Company (manufacturer of spring and wire forms); he is also a partner of Old Sycamore Associates and Sycamore South Associates (real estate investment companies).

The board of directors unanimously recommends that shareholders vote “FOR” the election of Aaron S. Kurtz, Earl L. Mummert, Allen Shaffer and Glenn H. Weaver as Class C directors of Community.

Directors Continuing In Office

Class D Directors to continue in office until 2007.

Scott J. Newkam. Mr. Newkam, age 55, has been a director since 2003. Since September 1999, Mr. Newkam has been the president and CEO of Hershey Entertainment & Resorts Company, a company which owns and operates resort and entertainment facilities in Hershey, Pennsylvania. From 1997 to September 1999, Mr. Newkam was executive vice president and chief operating officer of the company. Mr. Newkam is a certified public accountant and has supervised and been actively involved in the preparation of financial statements.

Robert W. Rissinger. Mr. Rissinger, age 79, has been a director of Community and its predecessor since 1961. Since 1977, Mr. Rissinger has been the secretary/treasurer of Alvord-Polk, Inc., based in Millersburg, Pennsylvania, a company which manufactures cutting tools. Since 1978, he has also been a principal in and owner of Engle-Rissinger Auto Group, Inc., a retail vehicle sales business also based in Millersburg, Pennsylvania.

Dale M. Weaver. Mr. Weaver, age 67, has been a director since 2005. Mr. Weaver is a partner of D & L Partners (real estate investment company); formerly he was president of New Holland Custom Woodwork, Ltd. (church furniture and millwork).

Christine Sears. Mrs. Sears, age 50, has been a director since 2005. Mrs. Sears, a certified public accountant, is the Senior Vice President and Chief Financial Officer of Penn National Insurance, a position she has held since 1999.

Class A Directors to Continue in Office until 2008.

Ronald E. Boyer. Mr. Boyer, age 68, has been a director of Community and its predecessor since 1981. Mr. Boyer is the president, chief executive officer and director of Alvord-Polk, Inc., based in Millersburg, Pennsylvania, a company which manufactures industrial cutting tools, industrial wire brushes and fixture components.

Peter DeSoto. Mr. DeSoto, age 66, has been a director of Community and its predecessor since 1981. Since 1997, Mr. DeSoto has been the CEO of J. T. Walker Industries, Inc., parent company of M.I. Home Products, based in Elizabethville, Pennsylvania, a company which manufactures vinyl, aluminum and cellular composite windows and doors.

Robert K. Weaver. Mr. Weaver, age 57, has been a director since 2005. Mr. Weaver is the area director, Eastern Pennsylvania Joni and Friends (charitable organization); and was formerly a partner of Wentz, Weaver & King LLP (law firm).

James A. Ulsh. Mr. Ulsh, age 59, has been a director of Community and its predecessor since 1977. Since 1973, Mr. Ulsh has been employed as an attorney with the Harrisburg, Pennsylvania law firm of Mette, Evans & Woodside.

Class B Directors to continue in office until 2009.

Sandra J. Bricker. Mrs. Bricker, age 58, has been a director since 2005. She is president of The Bricker Group (consultant to and owner/operator of retirement communities).

Eddie L. Dunklebarger. Mr. Dunklebarger, age 52, has been a director since 1998. In 2002, Mr. Dunklebarger became the chairman of the Community board. He has served as president and chief executive officer of Community since 1998 and also served as president and chief executive officer of Community’s subsidiary bank since 1999.

Melvin Pankuch. Mr. Pankuch, age 66, has been a director since 2005. Prior to the merger of PennRock into Community, Mr. Pankuch had served as executive vice president and chief executive officer of PennRock and president and chief executive officer of Blue Ball National Bank since 2000.

The term of office of John W. Taylor, Jr., a director of Community since 1998, will expire on the day before the 2006 annual meeting.

Independence Of Directors

The board of directors of Community has determined that all directors with the exception of Mr. Dunklebarger, Mr. Ulsh, Mr. Pankuch and Mrs. Bricker are independent as defined in the NASDAQ Marketplace Rules. Community’s independent directors intend to meet in executive session at least two times annually. Meetings have been scheduled for May 9, 2006 and December 12, 2006.

Transactions With Officers And Directors

Community’s primary subsidiary is the Bank, and the most significant source of revenue generation by the Bank is its lending business. As part of its normal and customary lending business, the Bank had in 2005, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers of Community and their associates on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons. With the exception of loans to Hearthside LLC, a company in which Sandra Bricker, a director of Community, is an executive officer, management believes that the loans to its directors and officers present no more than the normal risk of collectibility or other unfavorable features.

As of the effective date of the PennRock merger, Community wrote down $550,000 of commercial loans, from an aggregate exposure approximating $4 million, it has with Hearthside LLC.  All loans were made at prevailing commercial rates and terms and were originated primarily in 2001.  Blue Ball National Bank had established a reserve for these loans.  The company is and has been current in its payments on the loans.  The write down was the direct result of the application of revised accounting rules governing the treatment of certain loans acquired in a purchase business combination.

Aaron Kurtz, a director of Community, is the president and owner of Ludwig Office Furniture, Inc., which made sales in the ordinary course of business to Blue Ball National Bank in the amount of $149,366 in 2005.

Allen Shaffer, a director of Community, is an attorney with offices in Harrisburg and Millersburg, Pennsylvania; he has been retained in the last fiscal year by Community and Community proposes to retain him in the current fiscal year.

James A. Ulsh, a director of Community, is a shareholder/employee of the law firm of Mette, Evans & Woodside, Harrisburg, Pennsylvania, which Community has retained in the last fiscal year and proposes to retain in the current fiscal year.

Earl L. Mummert, a director of Community, is an actuarial consultant with Conrad Siegel, a Harrisburg, Pennsylvania firm which provides actuarial services to Community.

Attendance At Annual Meeting

The board of directors has a policy that all of its directors must be present at Community’s annual meeting, absent extenuating circumstances. Except for Thomas Miller, all Community directors continuing in office following the meeting were in attendance at the annual meeting of shareholders held May 31, 2005.

Meetings And Committees Of The Board

The board of directors met eight times during 2005. All directors attended no fewer than 75% of the total number of meetings of the board and committees on which he or she served, except Christine Sears, who attended 60% of the meetings.

In addition to committees related specifically to Community’s banking business, the board has audit, nominating and corporate governance and compensation committees. These committees are described below.

Audit Committee

The members of the audit committee are Scott J. Newkam (chairman), Ronald E. Boyer, Christine Sears and Earl L. Mummert. The committee met four times in 2005. Each member of the committee is independent, as defined by the NASDAQ Marketplace Rules and applicable rules of the Securities and Exchange Commission. The board has determined that Mr. Newkam and Mrs. Sears are audit committee financial experts, as defined by the Securities and Exchange Commission. A copy of the committee’s charter can be found under the investor relations section on Community’s website at www.communitybanks.com.

Report Of The Audit Committee

The general functions performed by the audit committee include supervising and recommending to the board changes in audit procedures, recommending the hiring of outside auditors, reviewing the complete audit of the books and financial statements of Community and its subsidiaries, reviewing and making recommendations to the board regarding the reports of the internal auditor and the independent registered public accounting firm, reviewing examination reports by state and federal banking regulators, and monitoring of risks, including reviewing the adequacy of internal controls and assessing the extent to which audit recommendations have been implemented.

With respect to fiscal year 2005, the audit committee has reviewed and discussed the audited financial statements of Community with management. Additionally, the audit committee has: (i) discussed with the independent registered public accounting firm the matters that are required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented; (ii) received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented; and (iii) discussed with the independent registered public accounting firm its independence. Based on these discussions, the audit committee has recommended to the board of directors of Community that the audited financial statements be included in Community’s Annual Report on Form 10-K.

By: Scott J. Newkam (chair), Ronald E. Boyer, Earl L. Mummert and Christine Sears.

Nominating and Corporate Governance Committee

The board has established a nominating and corporate governance committee, whose members are Robert W. Rissinger (chair), Earl L. Mummert, Scott J. Newkam and Dale M. Weaver. Each member of the committee is independent, as defined by the NASDAQ Marketplace Rules. The functions of the committee are to provide assistance to the board of directors in fulfilling its responsibility to the shareholders, potential shareholders and the investment community by identifying individuals qualified to become directors and recommending to the board of directors candidates for all directorships, whether such directorships will be filled by the board of directors or by the shareholders; developing and recommending to the board a set of corporate governance principles applicable to Community and otherwise taking a leadership role in shaping the corporate governance of Community. A copy of the charter that the committee has adopted can be found under the investor relations section on Community’s website at www.communitybanks.com. Before recommending candidates for election to the board, the committee will consider the candidate’s character, judgment, business experience, expertise and acumen, as well as any other criteria contained in Community’s bylaws for membership on the board. The committee met seven times in 2005.

Process for Identifying and Evaluating Nominees for Director

The committee will utilize current board members, management and other appropriate sources to identify potential nominees. The committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors, and recommend nominees for approval by the board of directors and stockholders. The committee’s process for the consideration of potential nominees will be the same for nominees identified by shareholders, as well as the other sources identified above.

The committee will only recommend a candidate for nomination if the candidate possesses the following qualifications:

•	personal integrity and ethical character;

•	no interests that would materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a director to Community and its shareholders;

•	able to represent fairly and equally all shareholders of Community without favoring or advancing any particular shareholder or other constituency of Community;

•	achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor;

•	sound judgment, borne of management or policy-making experience (which may be as an advisor or consultant), that demonstrates an ability to function effectively in an oversight role; and

•
a general appreciation regarding major issues facing public companies of a size and operational scope similar to Community, including corporate governance concerns, regulatory obligations of Community, strategic business planning, competition in Community’s market and basic concepts of corporate finance.

The nominating and corporate governance committee will receive and consider nominee recommendations that shareholders address to the secretary of Community at the address listed on the notice of annual meeting and in the “General Information” section of this proxy statement. If shareholders wish to nominate candidates for election at Community’s annual meeting of shareholders, however, they must comply with additional procedures contained in Community’s bylaws. To nominate someone at the annual meeting, a shareholder must deliver or mail a notice to the secretary of Community not less than 45 days prior to the date of the annual meeting. The notice must state the shareholder’s name and residence address and the number of shares of Community owned. The notice must also contain the following information on each proposed nominee, if known:

•	the name, address and age of the nominee;

•	the principal occupation of the nominee;

•	the number of shares of Community common stock owned by the nominee; and

•	the total number of shares that will be voted for the nominee.

If Community shareholders do not follow this procedure, the chairman of the meeting will disregard a nomination made at the annual meeting, and the judges of election will disregard any votes cast for such nominees.

Compensation Committee

The members of the compensation committee are Earl L. Mummert (chair), Peter DeSoto, Robert W. Rissinger, John W. Taylor, Jr., Glenn H. Weaver and Robert K. Weaver. The committee met four times in 2005. The functions of the committee are to evaluate Community’s compensation policies and plans, review and evaluate the individual performance of executive officers, establish the compensation of the president and chief executive officer and make recommendations on the compensation of the remaining executive officers. Each of the members of the committee is independent, as defined in the NASDAQ Marketplace Rules. The report of the compensation committee appears in the section of this document titled “Compensation of Management,” on page 8.

Compensation Committee Interlocks and Insider Participation

None of the committee members has been an officer or employee of Community or any of its subsidiaries at any time. Glenn H. Weaver served as president of PennRock until June 30, 2005; he has not served Community in any capacity other than director. Earl L. Mummert is a consulting actuary with Conrad M. Siegel, Inc., which provides actuarial services for Community. As is the case with other board members, any indebtedness of the members of the compensation committee to Community’s bank subsidiary is on the same terms, including interest rate and collateral on loans, as those prevailing at the time of corporate transactions with others and does not involve more than the normal risk of collectibility or present other unfavorable features.

Shareholder Communications With The Board

Shareholders who wish to communicate directly with Community’s board may direct such communications in writing, via facsimile and/or letter to the audit committee chair, c/o Community Banks, Inc., 750 East Park Drive, Harrisburg, PA 17111 (facsimile number 717-920-1683). The audit committee chair will convey any and all such communications to the full board for consideration and review.

Executive Officers Of The Company

In addition to Mr. Dunklebarger, the following individuals serve as executive officers of Community. The terms during which Messrs. Dunklebarger, Holt, Lawley, Leo and Seibert hold their positions are governed by the employment agreements that Community has entered into with each of them, which are more fully discussed in the Employment Agreements section beginning on page 14.

Donald F. Holt. Mr. Holt, age 49, is Community’s chief financial officer and executive vice president of finance, he has held this position since December 31, 2001. He was employed by Keystone Financial, Inc. as its senior vice president and controller from 1987 - 1998 and as executive vice president and chief financial officer from 1999-2000. During 2001, Mr. Holt served as vice president of finance and administration of the Pennsylvania Chamber of Business and Industry.

Robert W. Lawley. Mr. Lawley, age 51, is Community’s executive vice president of operations. He has been an executive vice president of Community since 1984.

Anthony N. Leo. Mr. Leo, age 45, is Community’s executive vice president of financial services and administration. He has been an executive vice president of Community since 1998.

Jeffrey M. Seibert. Mr. Seibert, age 46, is Community’s executive vice president of banking services. He has been an executive vice president of Community since 1998.

Code Of Ethics

Community has adopted a code of ethics that is applicable to Community’s chief executive officer, chief financial officer, principal accounting officer, and other designated senior officers. These senior officers are also subject to a code of conduct that is applicable to all employees and directors of Community. Copies of the code of ethics and code of conduct can be found under the corporate governance section of Community’s website at www.communitybanks.com.

COMPENSATION OF MANAGEMENT

EXECUTIVE OFFICERS

The following tables and reports apply to the compensation Community paid to the president and chief executive officer and Community’s four other most highly compensated officers. These five individuals are referred to in this document as the “Named Executive Officers.”

The following Summary Compensation Table shows the annual salary and other compensation for the Named Executive Officers for the last three years.

Summary Compensation Table

Long Term Compensation
		Annual Compensation(1)		Awards(2)

Name and Principal Position	Year	Salary ($)	Bonus($)	Securities Underlying Options/SARs(3) (#)	All Other Compensation(4) ($)
Eddie L. Dunklebarger President & CEO of Community and CommunityBanks	2005 2004 2003	350,000 350,000 325,000	225,000 175,000 161,500	-0- 30,000 25,200	135,584 127,506 58,383
Donald F. Holt Executive Vice President-Finance	2005 2004 2003	175,000 160,000 150,000	82,000 66,000 53,800	-0- 10,000 7,560	37,530 37,716 12,000
Robert W. Lawley Executive Vice-President/Operations	2005 2004 2003	175,000 160,000 150,000	82,000 66,000 53,800	-0- 10,000 7,560	59,665 58,379 27,266
Anthony N. Leo Executive Vice-President/Financial Services and Administration	2005 2004 2003	175,000 160,000 150,000	82,000 66,000 53,800	-0- 10,000 7,560	35,876 36,058 21,759
Jeffrey M. Seibert Executive Vice-President/Banking Services	2005 2004 2003	175,000 160,000 150,000	82,000 66,000 53,800	-0- 10,000 7,560	38,192 38,221 22,655
_______

(1) The total personal benefits provided by Community and its subsidiaries for any Named Executive Officer, individually, or all Named Executive Officers as a group did not exceed the lesser of $50,000 or 10% of the salary and bonus of the officer for any of the years shown. This calculation of personal benefits does not include benefits that are available to all salaried officers, directors and employees on a non-discriminatory basis.

(2) No grants of stock options were made to the Named Executive Officers during 2005. Community has not issued any restricted stock awards to any executive officer. Additionally, Community does not maintain any Long-Term Incentive Plan other than a stock option plan.

(3) When appropriate, stock options shown above have been adjusted for subsequent stock dividends and stock splits.

(4) “All Other Compensation” includes the following for the Named Executive Officers:

•
Mr. Dunklebarger - Director fees of $12,500 in 2005, $10,000 in 2004 and $10,000 in 2003; employer contributions to Community’s 401(k) Plan of $12,600 in 2005, $14,350 in 2004 and $12,000 in 2003; SERP accruals of $110,484 in 2005, $103,156 in 2004 and $36,383 in 2003.

•	Mr. Holt - Employer contributions to Community’s 401(k) Plan of $12,600 in 2005, $14,350 in 2004 and $12,000 in 2003; SERP accruals of $24,930 in 2005 and $23,366 in 2004.

•	Mr. Lawley - Employer contributions to Community’s 401(k) Plan of $12,600 in 2005, $14,350 in 2004 and $12,000 in 2003; SERP accruals of $47,065 in 2005, $44,029 in 2004 and $15,266 in 2003.

•	Mr. Leo - Employer contributions to Community’s 401(k) Plan of $12,600 in 2005, $14,350 in 2004 and $12,000 in 2003; SERP accruals of $23,276 in 2005, $21,708 in 2004 and $9,759 in 2003.

•	Mr. Seibert - Employer contributions to Community’s 401(k) Plan of $12,600 in 2005, $14,350 in 2004 and $12,000 in 2003; SERP accruals of $25,592 in 2005, $23,871 in 2004 and $10,655 in 2003.

Stock Options

In 1998, the shareholders of Community adopted the Community Banks, Inc. Long-Term Incentive Plan. This plan allows Community to issue awards to key officers of Community. Awards may be made in the form of incentive stock options, non-qualified stock options and stock appreciation rights. No awards were made pursuant to the plan to the Named Executive Officers in 2005.

Incentive Stock Options (ISO)

The Internal Revenue Code requires all ISOs to be granted at a price not less than 100% of the fair market value of Community common stock on the date the ISO is granted. ISOs are not transferable, except upon death by will or descent and distribution, and may not have a term of exercise longer than ten years. In addition, no ISO may be exercised during the first six months after the ISO is granted.

The plan requires adjustment of the options to reflect changes in the number of outstanding shares caused by events such as the declaration and payment of a stock dividend. Consequently, the option price of and number of shares subject to all ISOs granted has been adjusted each time a stock dividend has been declared and paid.

Non-qualified Stock Options (NQSO)

NQSOs may or may not have a vesting schedule, depending on the terms of the grant as determined by the committee administering the plan. Although tax treatment of ISOs and NQSOs may differ, the plan imposes the same general conditions and restrictions on NQSOs as it does on ISOs. These conditions are described above. To date, all NQSOs granted have an option price equal to the fair market value of Community common stock on the date the NQSO was granted.

Stock Option Exercises

The following table shows:

•	all options exercised by the Named Executive Officers during 2005;
•	the number of shares of common stock acquired upon exercise;
•	the value realized by the Named Executive Officer upon exercise; and
•	the number of exercisable and un-exercisable options outstanding for each Named Executive Officer, and the value of those options, as of December 31, 2005.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

(a)	(b)	(c)	(d)	(e)
Name	Shares Acquired On Exercise (#)	Value Realized($)	Number Of Securities Underlying Unexercised Options At FY-End (#) Exercisable/Unexercisable(1)	Value Of Unexercised In-The-Money Options At FY-End ($) Exercisable/Unexercisable(1)(2)
Eddie L. Dunklebarger	20,122	382,112	217,364/10,009	2,138,759/82,800

Donald F. Holt	0	0	22,322/3,176	34,329/22,835

Robert W. Lawley	8,943	118,688	46,659/4,843	345,233/38,257

Anthony N. Leo	0	0	55,276/4,842	450,033/38,248

Jeffrey M. Seibert	8,942	164,236	70,427/4,842	722,905/38,248

(1) All options granted through December 31, 2005 are reported. Exercisable options are fully vested. Options which will vest in the future are reported as unexercisable.
(2) The dollar values shown above were calculated by multiplying the number of options by the difference between the closing trading price of Community common stock at December 31, 2005 ($28.25 per share) and the option exercise price.

Pension Plan

The Bank maintains a pension plan for certain individuals who were employed by Community Banks, N.A., a predecessor of Community’s subsidiary bank. Employees hired by Community Banks, N.A. prior to December 31, 1998 became participants in the pension plan on January 1 or July 1 after completing one year of service (12 continuous months and 1,000 hours worked) and reaching age 21. The cost of the pension is actuarially determined and paid by the Bank. The amount of the monthly pension is equal to 1.15% of average monthly pay, plus .60% of average monthly pay in excess of $650, multiplied by the number of years of service completed by an employee. The years of service for the additional portion are limited to a maximum of 37. Average monthly pay is based upon the five consecutive plan years of highest pay in the last ten years. The maximum amount of annual compensation used in determining retirement benefits is $205,000. A participant is eligible for early retirement after reaching age 60 and completing five years of service. The early retirement benefit is the actuarial equivalent of the pension accrued to the date of early retirement. As of December 31, 2005, the only Named Executive Officer who participates in the plan and who has been credited with years of service is Robert W. Lawley (30 years of service).

In 1999, the board of directors amended the plan so that pension benefits will be offset by employer contributions to Community’s 401(k) Plan. Employees hired after December 31, 1998 are not eligible to participate in the pension plan. In 2003, the board of directors amended the plan so that all benefit accruals under the plan shall cease as of December 31, 2003 and all participants will be 100% vested in their accrued benefit effective as of December 31, 2003. The amount shown on the following table assumes an annual retirement benefit for an employee who chose a straight life annuity and who will retire at age 65. These amounts have not been offset for the employer contribution in the 401(k) Plan.

Pension Plan Table

Years Of Service
Remuneration ($)		15	20	25	30	35
35,000	…………………………………..	$ 8,486	$ 11,314	$ 14,143	$ 16,971	$ 19,800
55,000	…………………………………..	$ 13,736	$ 18,314	$ 22,893	$ 27,471	$ 32,050
75,000	…………………………………..	$ 18,986	$ 25,314	$ 31,643	$ 37,971	$ 44,300
95,000	…………………………………..	$ 24,236	$ 32,314	$ 40,393	$ 48,471	$ 56,550
115,000	…………………………………..	$ 29,486	$ 39,314	$ 49,143	$ 58,971	$ 68,800
135,000	…………………………………..	$ 34,736	$ 46,314	$ 57,893	$ 69,471	$ 81,050
150,000	…………………………………..	$ 38,673	$ 51,564	$ 64,455	$ 77,346	$ 90,237
175,000	…………………………………..	$ 45,236	$ 60,314	$ 75,393	$ 90,471	$105,550
200,000 and above	…………………………………..	$ 51,798	$ 69,064	$ 86,330	$103,596	$120,862

(a) The compensation covered by the pension plan includes salary and bonus compensation, as reported under the heading “Annual Compensation” in the Summary Compensation Table on page 8.

(b) Of the Named Executive Officers, only Mr. Lawley participates in the pension plan. As of December 31, 2005, Mr. Lawley had 30 years of credited service under the Plan.

(c) The estimated benefits shown in the table above were computed assuming that participants would elect to receive straight life annuity payments. The amounts shown on the above table do not take into account any offset amounts.

Compensation Committee Report On Executive Compensation

The year 2005 was an extremely busy year for the board compensation committee, driven by the PennRock merger. The committee reviewed and evaluated all related policies and practices, both to orient two new directors appointed to the committee following the merger and to perform due diligence for a substantially enlarged Community.

In July, the committee met and selected the firm of Mosteller and Associates, based in Reading, Pennsylvania, to assist it in an objective analysis of executive and Board Compensation. At this same meeting, the committee determined the amount of bonus that would be paid at year-end for the performance for the first half of the year to the date of the merger. The committee had established a bonus pool for exempt employees, including senior executives. The amount of the bonus pool was directly related to the Company’s earnings per share growth compared to the profit plan the committee had established for the year. These partial year bonuses are included in and part of the full year bonuses reported below.

In the study referenced above, the compensation, by component and in total, of each of the top five executive positions was thoroughly evaluated. Substantial effort was also invested in consideration of Community’s Long Term Incentive Plan in view of the changes to expensing stock options under FAS 123(R). More comments on the outcomes of this study will follow after explaining the rationale for the committee’s executive compensation policy.

The committee seeks to achieve the following goals in establishing executive compensation:

•	attract and retain the best qualified executives available;

•	provide compensation packages competitive with those offered by other similar financial institutions;

•	integrate compensation with Community’s mission and annual and long- term performance goals;

•	recognize expertise and responsibilities in various job descriptions as part of a team;

•	reward exceptional individual and team performance;

•	encourage stock ownership to align the executives’ self interests with shareholders’ interests for the long term; and

•	be guided by use of tax efficient means of compensating executives.

The committee implements these policy goals through a combination of components that comprise total executive compensation, including the following:

•	Salary and competitive tax qualified employee benefits relating to life, health, disability and retirement;

•	Community’s Annual Bonus Program;

•	Community’s Long Term Incentive Plan;

•	Employment Agreements; and

•	Supplemental Executive Retirement Plans.

Executive Compensation

The committee seeks to attract and retain qualified executive officers by offering compensation competitive with that offered by similar bank holding companies. The committee considers objective and subjective criteria. Among other things, the committee considers data from the SNL Executive Compensation Review for mid-Atlantic banks and data compiled by Mosteller and Associates. Mosteller and Associates used a peer analysis of similarly sized Pennsylvania bank holding companies; many of these companies are in the peer group for Community’s stock performance graph. The SNL Executive Compensation Review compares:

•	asset size;

•	return on assets;

•	the salaries of the chief executive officer and other executive officers;

•	return on average assets; and

•	return on average equity.

The committee considers peer group information and corporate performance to be significant factors in determining executive compensation. The committee expects Community’s management to perform above the average level of its peers and, accordingly, the committee expects to pay them above average among their peers in total compensation. The committee’s guideline is to pay at or near the 65th percentile of Community’s peer group.

For 2005, Mr. Dunklebarger received an annual salary of $350,000, the same as the amount paid in 2004. This salary rate was approved in December 2004 at the time of the pending merger with PennRock. As for other executives, the Chief Executive’s base salary is compared with that of the peer group. Due to the pending merger and the need to cut costs, Mr. Dunklebarger requested that his base compensation remain at the 2004 level for 2005. While the committee had every confidence that Mr. Dunklebarger would lead Community through a successful merger, the committee agreed not to increase his salary until after the proven success of this major endeavor.

Other Named Executive Officers

With respect to the compensation of Community’s other Named Executive Officers, the committee acts on the recommendations of the chief executive officer and considers information about each executive officer including:

•	level of individual performance;

•	contribution to the consolidated organization; and

•	salary history.

The committee also considers:

•	the earnings of Community on a consolidated basis and

•	the peer group compensation information discussed above, both individually and in the aggregate.

The compensation paid to Community’s other Named Executive Officers is shown in the Summary Compensation Table on page 8 of this proxy statement. This table also reports the other components of compensation described below for each of the Named Executive Officers.

Community’s Annual Bonus Program

Community maintains a bonus program for the officers of Community and its subsidiaries. Pursuant to this program, a percent of net income, varying from 0% to 6.5%, depending on Community’s level of profitability before any extraordinary adjustments, is placed in a bonus pool. Bonus distributions are based on Community’s profitability. No bonus will be paid to any executive officer if Community’s current year’s profits do not exceed the prior year’s profit, excluding the impact of extraordinary expenses, such as expenses associated with a merger.

Bonuses paid to the Named Executive Officers are determined by the committee pursuant to its own guidelines established and announced in advance. The committee’s guidelines reflect the Company’s goals and objectives for the fiscal year. In 2005, the guidelines included factors for the PennRock merger transaction. The committee delegates to the chief executive officer the distribution of the remainder of the bonus pool among the other officers of Community and its subsidiaries.

In 2005, Eddie L. Dunklebarger, President and CEO, earned a bonus of $225,000. The total amount of bonuses earned by all Named Executive Officers, including the amount paid to Mr. Dunklebarger, was $553,000.

Long-Term Incentive Plan

In 1998, Community adopted a Long-Term Incentive Plan. Under the Plan, Community can issue incentive stock options, stock appreciation rights, and non-qualified stock options. The committee believes that stock ownership by management helps align management’s interests with the interests of the shareholders in enhancing and increasing the value of Community’s common stock.

The committee spent considerable effort in 2005 analyzing the implications of the changes in FAS 123(R) as it relates to the accounting for stock options, stock appreciation rights and restricted stock awards. The committee concluded that the purposes for using options as a means of motivating performance and aligning executive and shareholder interests for the long term remained just as valid as before the accounting changes.

Because of the accounting changes, the committee modified the duration and vesting of the options granted prospectively within the controlling provisions of the Plan. The committee also established guidelines in the issuance of options to annually evaluate and limit the dilutive impact to earnings per share from expensing options.

Pursuant to Community’s Long Term Incentive Plan, Mr. Dunklebarger was awarded options to purchase 37,000 shares of Community’s common stock at an exercise price of $28.78 per share, the fair market price on the date of grant. These options, granted in January of 2006, were based on 2005 performance.

Employment Agreements

On January 1, 2004, Community entered into employment agreements with Community’s Named Executive Officers that replaced prior employment agreements. The agreements provide that the executives are employed for a period of three years beginning January 1, 2004. Upon each anniversary of the agreement, the term of the agreement is automatically extended for an additional year (resulting in successive three-year terms) unless, no later than ninety days prior to the expiration date, either Community or the executive gives written notification to the other of an intent not to renew the employment agreement. In the event of a change of control in Community, the agreement automatically extends to a three-year term.

Community may terminate the agreement for cause or if the executive becomes permanently disabled. After a termination for one of those reasons, or if the executive terminates his employment without good reason, Community would be obligated to pay the executive the compensation that he had earned through the date of termination. The agreement also requires Community to pay the executive 120% of his salary for the remainder of the term of the agreement, in the event that the executive terminates his employment for certain reasons, such as a reassignment of duties, a reduction in compensation, Community’s breach of the agreement or the removal of the executive from his current position. If the executive terminates his employment as the result of a change of control, he is entitled to a lump-sum payment of an amount equal to three times the average of his salaries and bonuses in the three years preceding the termination. The executive and his family would also be entitled in that situation either to participate in the employee health benefit plans of the successor company until he reaches the age of 65 or to be paid an amount that would enable the executive to purchase comparable health benefits until he reaches age 65.

Pursuant to the agreements, each executive officer receives an annual salary, which is subject to increase as the compensation committee and the board of directors deem appropriate. Under the terms and conditions of the agreements, the executives are entitled to participate in Community’s executive bonus program, receive benefits under all of Community’s employment benefit plans and participate in Community’s existing stock option plan. The executives are also entitled to other benefits and perquisites as Community’s board of directors deems appropriate.

You can see the compensation paid to Community’s other executive officers in the Summary Compensation Table on page 8 of this proxy statement.

This report is given by the compensation committee, consisting of Earl L. Mummert (Chair), Peter DeSoto, Robert W. Rissinger, John W. Taylor, Jr., Glenn H. Weaver and Robert K. Weaver.

Other Compensation Arrangements for Named Executive Officers

Community Banks, Inc. 401(k) Profit Sharing Plan

Employees are eligible to participate in Community’s 401(k) plan after they have completed three months of service and have reached their twenty-first birthday. The plan offers both immediate and future benefits to employees in the program. The plan was submitted to the Internal Revenue Service for favorable determination as a tax deferred retirement program.

Community allocates for participating accounts an annual amount based on Community’s earnings at the end of each calendar year. The amount allocated to an employee’s account is based on the relationship of the employee’s annual compensation to the total annual compensation paid by Community to all employees participating in the plan. Subject to limitations of the plan and the trustees under the plan, an employee can receive a percentage (determined in the discretion of the board of directors) of his or her annual compensation as a contribution to the plan account each year. The monies allocated to each employee’s account are held and invested by the trustee for the plan. Employees become fully vested in the plan after five years of service. Upon retirement, employees will be eligible to withdraw their vested interest in the plan according to the plan provisions. Should the participant become disabled or upon his or her death, the plan allows for other payment options. As a participant in the plan, the employee has the right to direct the investment of all of his or her funds. An employee may split his or her investment between two or more types of investments or instruct the administrator to place the entire amount in one investment account.

In order to allow participants the opportunity to increase their retirement income, each participant may, at the discretion of the administrator, elect to voluntarily contribute no less than 1% and no more than 70% (subject to certain maximum dollar limitations) of his or her total compensation earned while a participant under the plan. The amounts in each participant’s voluntary contribution account are fully vested at all times and are not subject to forfeiture for any reason. The normal retirement age under the plan is age 65.

Survivor Income Agreements

On June 1, 1994, Community Banks, N.A. entered into a Survivor Income Agreement with Robert W. Lawley. On February 5, 1999, The Peoples State Bank and Community entered into similar agreements with Eddie L. Dunklebarger, Anthony N. Leo and Jeffrey M. Seibert. On December 31, 2001, Community Banks, N.A. and The Peoples State Bank merged to form one bank named Community Banks, Community’s subsidiary bank. On August 29, 2002, Community Banks entered into a similar agreement with Donald F. Holt. For the purpose of describing the provisions of these agreements, Community Banks (renamed “CommunityBanks” in 2005) and its predecessors will each be referred to as the “Bank.”

In these agreements, the Bank promised to pay to each executive employee’s designated beneficiary a survivor income benefit. The survivor’s income benefit is payable only if the executive employee dies before terminating employment with the Bank and only to the extent that the Bank owns life insurance policies on the executive employee’s life at the time of his or her death.

The base death benefit is equal to the lesser of:

•	three times the executive employee’s base salary for the calendar year in which the executive’s death occurs; or
•	the amount of life insurance proceeds received by the Bank due to the executive’s death.

The base death benefit, however, will be increased by an amount equal to the death benefit multiplied by Community’s projected highest marginal federal income tax rate for the year in which the executive employee’s death occurs. The survivor’s income benefit will be paid in a lump sum within 60 days after the executive employee’s death. These agreements are funded by life insurance policies on each executive employee’s life.

The life insurance policies are owned by the Bank, and are in place of each executive employee’s participation in the Bank’s group life insurance plan. A split dollar insurance agreement goes into effect after the executive employee reaches the age of 65, as long he has completed ten (10) years of service. Pursuant to the terms of the split dollar agreement, the executive employee has the right to designate the beneficiary of the death proceeds of the policy to the extent the proceeds exceed the cash surrender value of the policy on the date before the executive employee’s death.

Supplemental Executive Retirement Plans

Community maintains Supplemental Executive Retirement Plans providing key man life insurance on the lives of certain executive employees. Pursuant to the plans, Community has purchased key man life insurance policies with death benefits payable to Community if an executive dies in the course of his employment with Community, in initial net amounts of:

•	$2,911,000 covering the life of Eddie L. Dunklebarger;
•	$1,076,000 covering the life of Donald F. Holt;
•	$3,124,000 covering the life of Robert W. Lawley;
•	$2,373,000 covering the life of Anthony N. Leo; and
•	$2,530,000 covering the life of Jeffrey M. Seibert.

The plans also provide salary continuation benefits for the executives pursuant to Salary Continuation Agreements entered into between Community and the executives. If the executive remains employed by Community until he reaches age 62, the executive will be entitled to salary continuation for twenty years after retirement. Pursuant to their respective agreements, the following individuals are entitled to the following amounts:

•	Eddie L. Dunklebarger - $180,000 per year;
•	Donald F. Holt - $48,000 per year;
•	Robert W. Lawley - $80,000 per year;
•	Anthony N. Leo - $75,000 per year; and
•	Jeffrey M. Seibert - $75,000 per year.

If the executive’s employment with Community is terminated before age 62, the executive will receive reduced benefits at age 62 in accordance with accrual of benefits schedules set forth in the respective agreements. Benefits will not be paid if an executive’s employment is terminated for cause (as defined in the respective agreements). In the event of termination due to disability, Community may elect to pay the accrued benefit immediately in a lump sum, discounted to present value. In the event that an executive’s employment is terminated after a change in control, but prior to age 62, the executive becomes vested in his benefit amount and will receive, beginning at age 62, the annual amounts set forth above. If the executive dies prior to or during the benefit payment period, normal retirement benefits will be payable to the executive’s beneficiaries beginning within one month after the executive’s death.

Directors And Senior Management Deferred Compensation Plan

On January 1, 2004, Community adopted the Community Banks, Inc. Directors and Senior Management Deferred Compensation Plan, effective January 1, 2004, to assist directors and executives in establishing a program to provide supplemental retirement benefits. This plan is a voluntary variable deferred compensation plan. The amount deferred from salary or bonus by Community's chief executive officer and the other Named Executive Officers is included in the Summary Compensation Table under the Salary column, as having been earned in 2004 and 2005.

Directors

Attendance Fees

In 2005, each Community director received an annual retainer fee of $7,500. Members of the executive committee of Community’s board were also paid an annual retainer of $1,250 through June 30, 2005. Upon consummation of the PennRock merger, on July 1, 2005, the executive committee was disbanded. A meeting fee of $500 for each board and committee meeting attended was paid to each director who was not an executive officer. Directors of Community’s bank subsidiary (which include some of the directors of Community) receive the following additional fees:

•	$5,000 annual retainer; and

•	$400 fee for each board and committee meeting attended.

Directors’ Stock Option Plan

In 2000, the shareholders of Community approved the Directors’ Stock Option Plan. The purpose of the Directors’ Stock Option Plan is to attract and retain non-employee directors who have outstanding abilities. The plan enables the directors to purchase shares of Community common stock on terms which will give the directors a direct and continuing interest in the success of Community. The exercise price of the options must equal at least the fair market value of Community shares on the date the options are granted. Directors may exercise the options following the first anniversary of the option grant or upon a change of control in Community, whichever first occurs. Unless exercised, the options will expire no later than ten years after they are granted.

With the exception of stock options granted to Mr. Pankuch as part of his consulting agreement (see discussion below), no stock options were granted to other directors who continued in office following the PennRock merger. Directors who were appointed director emeritus were granted stock options on July 1, 2005 as follows: Samuel E. Cooper - 600; Thomas W. Long - 600; Donald L. Miller - 900; Thomas L. Miller - 900; and Wayne H. Mummert - 900. The stock options have an exercise period of five years and were granted at the fair market value of Community shares on July 1, 2005 of $26.75.

Agreement with Melvin Pankuch

Pursuant to the PennRock merger agreement, Community entered into an agreement with Melvin Pankuch, former executive vice president and chief executive officer of PennRock, providing for Mr. Pankuch to serve as vice chairman of Community upon consummation of the merger (July 1, 2005) until December 31, 2005 and as a consultant to Community from January 1, 2006 until the second anniversary of the merger (July 1, 2007). For Mr. Pankuch’s services, Community agreed to pay Mr. Pankuch $200,000 during the twelve month period between the effective date of the merger and the first anniversary of the effective date of the merger and $100,000 in the second year following the effective date of the merger. As part of his consulting agreement, Mr. Pankuch was granted 10,000 stock options with an option exercise price of $27.11 on July 25, 2005. Community also agreed to pay Mr. Pankuch approximately $900 per month as reimbursement for health insurance costs during the period he consults with Community. In addition, Mr. Pankuch has agreed not to compete with Community during the term of his agreement and for one year thereafter in exchange for a payment of $75,000 on the effective date of the merger and three payments of $75,000 each on the second, third and fourth year anniversaries of the effective date of the merger.

Director Emeritus Agreements

During 2005, Community entered into Director Emeritus Agreements with Samuel E. Cooper, Thomas W. Long, Donald L. Miller, Thomas L. Miller and Wayne H. Mummert. In addition to providing stock options as discussed above, the agreements provide fees as follows:

Samuel E. Cooper - an annual fee of $5,000 until he reaches age 75.

Thomas W. Long - an annual fee of $5,000 for a three year period.

Donald L. Miller - an annual fee of $10,000 for a three year period as director emeritus of Community and the Bank.

Thomas L. Miller - an annual fee of $15,000 for life; in the event of his death, his wife will receive $15,000 for her life. The minimum combined amount payable to Mr. and Mrs. Miller or their estate is $50,000.

Wayne H. Mummert - an annual fee of $5,000 until he reaches age 75 as director emeritus of Community and an annual fee of $5,000 for life, with a minimum payment to him or his estate of $50,000 as director emeritus of the Bank.

STOCK PERFORMANCE GRAPH

The following graph shows the yearly percentage change in Community’s cumulative total shareholder return on its common stock from December 31, 2000 to December 31, 2005 compared with the cumulative total return of the NASDAQ Stock Market (U.S. Companies), and a self-determined peer group consisting of 13 bank holding companies. The bank holding companies in the peer group are Bryn Mawr Bank Corp., Citizens & Northern Corp., Comm Bancorp, Inc., Community Bank System, Inc., F.N.B. Corporation, Harleysville National Corp., KNBT Bancorp, Inc., Leesport Financial Corp., National Penn Bancshares, Inc., Omega Financial Corp., S & T Bancorp, Inc., Sandy Spring Bancorp, Inc., and Sterling Financial Corp. Community selected these companies because they conduct a community banking business in markets similar to Community’s markets and they are similar to Community in asset size and market capitalization. Because it is in an acquisition transaction, Columbia Bancorp, which was in the peer group used in the stock performance graph in Community’s 2005 proxy statement, has been deleted. Community has added two entities to the peer group, Citizens & Northern Corp. and F.N.B. Corporation.

Comparison of Five-Year Cumulative Total Returns

Community Banks, Inc.

Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the previous trading date is used.
D. The index level for all series was set to $100.0 on 12/29/2000.

SECURITY ownership by management and certain beneficial owners

The following table shows the number of shares of common stock owned by each of Community’s directors and Named Executive Officers and by the directors and Named Executive Officers as a group, as of March 15, 2006. Common stock is the only class of equity securities that is outstanding. No one owns more than 5% of Community’s common stock.

Name of Beneficial Owner and Position	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Common Stock

Directors

Ronald E. Boyer …………………………………………………..	49,756	(2)	*
Sandra J. Bricker ………………………………………………….	1,376		*
Peter DeSoto ……………………………………………………...	80,867	(3)	*
Eddie L. Dunklebarger, Chair, President and CEO ………………	355,664	(4)	1.542
Aaron S. Kurtz ……………………………………………………	8,337	(5)	*
Earl L. Mummert …………………………………………………	46,258	(6)	*
Scott J. Newkam ………………………………………………….	3,207	(7)	*
Melvin Pankuch …………………………………………………	46,194	(8)	*
Robert W. Rissinger ………………………………………………	395,220	(9)	1.729
Christine Sears ……………………………………………………	200	(10)	*
Allen Shaffer ……………………………………………………...	164,866	(11)	*
John W. Taylor, Jr. ……………………………………………….	44,278	(12)	*
James A. Ulsh …………………………………………………….	34,317	(13)	*
Dale M. Weaver …………………………………………………..	189,234	(14)	*
Glenn H. Weaver …………………………………………………	169,811	(15)	*
Robert K. Weaver ………………………………………………..	38,158	(16)	*

Named Executive Officers (other than Mr. Dunklebarger)

Donald F. Holt, Executive Vice President and CFO ……………..	22,325	(17)	*
Robert W. Lawley, Executive Vice President ……………………	47,286	(18)	*
Anthony N. Leo, Executive Vice President ………………………	67,436	(19)	*
Jeffrey M. Seibert, Executive Vice President …………………….	121,182	(20)	*

Directors and Named Executive Officers as a group	1,873,572		8.050

*Indicates less than one percent (1%).

Notes to Security Ownership Table

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after March 15, 2006. Beneficial ownership may be disclaimed as to certain of the securities.

(2)
Includes 12,399 shares owned by Alvord Polk, Inc., the stock of which is held 50% by Ronald Boyer and 50% by Robert Rissinger; 1,825 shares owned by Mr. Boyer’s wife; and stock options to acquire 5,455 shares. With respect to 18,910 of these shares, Mr. Boyer shares voting power with Judith Boyer.

(3)	Includes 3,780 shares held in Mr. DeSoto’s IRA, and stock options to acquire 6,070 shares. With respect to 3,686 of these shares, Mr. DeSoto shares voting power with Carole DeSoto.

(4)
Includes 16,726 shares held in Mr. Dunklebarger’s IRA; 5,851 shares held in his ESPP; 21,397 shares held in his 401(k); 18,511 shares held by his children; 516 shares held by his wife; and stock options to acquire 217,364 shares. With respect to 1,306 of these shares, Mr. Dunklebarger shares voting power with Connie Dunklebarger.

(5)	Includes 1,785 shares held by Mr. Kurtz’s IRA, and 1,332 shares owned by his wife.

(6)
Includes 13,395 shares held in Mr. Mummert’s IRA; 2,000 shares owned by his wife; 1,000 shares owned by his daughter; and stock options to acquire 7,738 shares. With respect to 1,698 of these shares, Mr. Mummert shares voting power with Christine Mummert.

(7)	Includes stock options to acquire 1,945 shares.

(8)	Includes 1,206 shares held by Mr. Pankuch’s IRA; 8,188 shares owned by his wife; and stock options to acquire 10,000 shares.

(9)
Includes 114,512 shares held by Mr. Rissinger’s IRA; 12,399 shares owned by Alvord Polk, Inc., the stock of which is held 50% by Ronald Boyer and 50% by Robert Rissinger; 27,629 shares held by Engle Ford, Inc.; 69,574 shares held by Mr. Rissinger’s wife; and stock options to acquire 7,163 shares.

(10)	Mrs. Sears shares voting and investment power with Ivan Sears.

(11)	Includes 88,434 shares owned by the Polk Foundation, of which Mr. Shaffer is chairman, and for which Mr. Shaffer holds voting and investment power; and stock options to acquire 6,070 shares.

(12)	Includes 1,388 shares held by Mr. Taylor’s IRA; 1,941 shares held by his wife; 219 shares held by Mr. Taylor’s wife as custodian for minor grandchildren; and stock options to acquire 6,070 shares.

(13)	Includes 5,464 shares held in Mr. Ulsh’s 401(k); 450 shares held by his wife; and stock options to acquire 6,070 shares.

(14)
Includes 36,099 shares held by the United Services Foundation of which Mr. Weaver is president & director; 1,687 shares held by the Dale & Irene Weaver Trust; 21,784 shares held by Mr. Weaver’s wife; and 3,600 shares held in trusts for his daughters for which Mr. Weaver serves as co-trustee.

(15)	Includes 25,463 shares held by Mr. Weaver’s wife. With respect to 50,362 of these shares, Mr. Weaver shares voting power with D. Anne Weaver.

(16)
Includes 4,058 shares held in Mr. Weaver’s IRA; 784 shares held in a Trust for his son; and 1,309 shares held by his wife. With respect to 2,781 of these shares, Mr. Weaver shares voting power with Cheryl Weaver.

(17)	Includes 3 shares held in Mr. Holt’s 401(k) and stock options to acquire 22,322 shares.

(18).
Includes 3 shares held in Mr. Lawley’s ESPP; 553 shares held in his 401(k); 6 shares held by his son; 65 shares held by his daughter; and stock options to acquire 46,659 shares. With respect to one share, Mr. Lawley shares voting power with Barbara Lawley

(19)	Includes 717 shares held in Mr. Leo’s ESPP; 10,537 shares held by his 401(k) and stock options to acquire 55,276 shares.

(20)
Includes 12,036 shares held in Mr. Seibert’s IRA; 4,382 shares held in his ESPP; 9,459 shares held by his 401(k); and stock options to acquire 70,427 shares. With respect to 13,467 shares, Mr. Seibert shares voting power with Deborah Seibert.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers must file reports with the Securities and Exchange Commission indicating the number of shares of Community common stock they beneficially own and changes in their beneficial ownership. To the best of our knowledge, all such reports were filed on a timely basis, except for late filings by:

•	Sandra J. Bricker - 300 shares held in street name omitted in Form 3 filing.
•	Dale M. Weaver - 1,925 shares omitted in Form 3 filing.
•	Eddie L. Dunklebarger - 2,800 shares received by IRA in exchange for PennRock shares reported late on Form 4.
•	Glenn H. Weaver - sale of 887 shares from IRA reported late on Form 4.

RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The audit committee has engaged Beard Miller Company LLP to act as Community’s auditor for 2006. A representative of Beard Miller is expected to be at the 2006 annual meeting and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

The Sarbanes Oxley Act of 2002 and the auditor independence rules of the United States Securities and Exchange Commission require all public accounting firms who audit public companies to obtain pre-approval from the companies’ audit committees in order to provide professional services without impairing independence. Before Beard Miller performs any services for Community, the audit committee is informed that such services are necessary and is advised of the estimated costs of such services. The audit committee then decides whether to approve Beard Miller’s performance of the services. In 2005, all services performed by Beard Miller were approved in advance pursuant to these procedures. The audit committee has determined that the performance by Beard Miller of tax services is compatible with maintaining that firm’s independence.

Beard Miller has previously issued engagement letters to or obtained formal approval from Community’s audit committee for certain services. These services are summarized below.

Fees Billed By Independent Certified Public Accountants

Beard Miller billed the following fees in the last two fiscal years:

Year	Audit (1)	Audit-Related (2)	Tax (3)	All Other Fees

2005	$239,018	$40,363	$16,036	-0-
2004	$182,190	$19,062	$10,713	-0-

(1)
Includes professional services rendered for the audit of Community’s annual financial statements and review of financial statements included in Forms 10-Q, FDICIA attestation, Sarbanes Oxley attestation and out-of-pocket expenses.

(2)	Includes separate audit reports on subsidiaries of Community and assistance on matters of accounting and due diligence related to proposed acquisitions.
(3)	Includes the review of state and federal tax returns and assistance with various tax matters.

Proposal 2: Amend the Articles of Incorporation in order to simplify the vote requirements for shareholder approval of matters

The board of directors has approved and is recommending that the shareholders approve an amendment to Article 11 of Community’s Articles of Incorporation. Generally, the purpose of the proposed amendment is to streamline important business decisions by decreasing the required shareholder vote with respect to matters that at least 75% of the board has approved. In no case, however, will the required shareholder vote be less than the vote required by Pennsylvania law and the listing qualifications of NASDAQ or any other stock exchange on which Community’s stock may be listed.

Currently, Article 11 provides that unless 66 2/3% of the entire board of directors of the Corporation recommends approval of specified corporate actions, holders of at least 75% of the outstanding shares must approve these corporate actions. If 66 2/3% of the board of directors recommends approval, then these corporate actions require the approval of holders of 66 2/3% of the outstanding shares. The specified corporate actions are the following:

(a) The amendment of Articles 5, 7, 8, 9, 10, 11, or 12 of the Articles of Incorporation (the content of these Articles is described below);

(b) The removal of one or more directors; and

(c) Certain business combinations.

Articles 5, 7, 8, 9, 10, 11 and 12 of the Articles of Incorporation relate to the following:

•
Article 5 concerns the number of shares of common and preferred stock authorized for issuance, the par value of such shares, and the authority of the board of directors to establish the voting rights and other conditions attached to any shares of preferred stock that may be issued.

•	Article 7 prohibits cumulative voting for the election of directors.

•	Article 8 provides that no holder of any class of capital stock of the Corporation shall have preemptive rights.

•
Article 9 grants the board of directors the authority to amend Community’s bylaws, subject to the authority of the shareholders to change any amendment upon the action of 75% or more of the outstanding shares.

•	Article 10 provides the board of directors with authority to oppose a takeover and provides a list of factors that the board may consider in connection with a takeover proposal.

•	Article 11 is the subject of this proposed amendment and provides the shareholder vote requirement as set forth in the first paragraph of this section.

•	Article 12 requires Community to indemnify all persons whom it has authority to indemnify under applicable law.

Following is a summary of the proposed amendment. However, you should carefully review the amended Article 11, which is included in the document entitled “Amended and Restated Articles of Incorporation” attached to this proxy statement as Appendix A. To assist your review, you can find the existing Articles of Incorporation as an exhibit to the registration statement on Form S-4/A that Community filed with the Securities and Exchange Commission on April 26, 2005 (which can be found on the SEC’s website at www.sec.gov.). Alternatively, you may request a copy of the existing Articles of Incorporation, free of charge, by mailing or faxing a written request to Patricia E. Hoch, Corporate Secretary, Community Banks, Inc., 750 East Park Drive, Harrisburg, PA 17111 (fax: 717-920-1683).

Summary of Proposed Amendment

•	Amended Article 11 will retain the requirement under Pennsylvania law that a plurality of votes cast is necessary to elect directors.

•
With respect to any matter for which shareholder approval is required under applicable law or listing qualifications, the amended Article 11 will require the affirmative vote of the majority of the votes cast on the issue, as long as at least 75% of the board has voted in favor of the issue. This reduction in the required shareholder vote will simplify the process of obtaining shareholder approval of matters on which the board is substantially in agreement.

•
If less than 75% of the board approves an action that requires shareholder approval (except for certain matters discussed below), the amended Article 11 will require the affirmative vote of at least 66 2/3% of the shares entitled to vote.

•
The exceptions to the preceding rule involve amendments to Articles 7 (cumulative voting), 8 (preemptive rights) and 10 (authority of directors to respond to takeover attempts) and any actions to remove a director, for which the required shareholder vote is 75% of the outstanding shares if less than 75% of the board votes in favor of the action.

The form of the Articles of Incorporation as amended to reflect the amended Article 11 is attached to this proxy statement as Appendix A.

The board of directors unanimously recommends that shareholders vote “FOR” the amendment of the Articles of Incorporation to simply the shareholder voting requirements.

SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

Under Community’s Bylaws, no shareholder proposals may be brought before an annual meeting of shareholders unless a proposal is specified in the notice of the meeting or is otherwise brought before the meeting by the board of directors or by a shareholder entitled to vote who has delivered notice to Community (containing information specified in the Bylaws) not less than 120 days prior to the anniversary of the mailing of the previous year’s proxy statement. These requirements are separate from and in addition to the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in Community’s proxy statement. A shareholder wishing to submit a proposal for consideration at the 2007 annual meeting of shareholders, either under Securities and Exchange Commission Rule 14a-8, or otherwise, should do so no later than December 4, 2006.

If the corporate secretary of Community receives notice of a shareholder proposal that complies with the governing Bylaw provision on or prior to the required date and if such proposal is properly presented at the 2007 annual meeting of shareholders, the proxies appointed by Community may exercise discretionary authority in voting on such proposal if, in Community’s proxy statement for such meeting, Community advises shareholders of the nature of such proposal and how the proxies appointed by Community intend to vote on such proposal, unless the shareholder submitting the proposal satisfies certain Securities and Exchange Commission requirements, including the mailing of a separate proxy statement to Community’s shareholders.

The presiding officer of the meeting may refuse to permit any proposal to be made at an annual meeting by a shareholder who has not complied with all of the governing Bylaw procedures, including receipt of the required notice by the corporate secretary for Community by the date specified. If a shareholder proposal is received by Community after the required notice date but the presiding officer of the meeting nevertheless permits such proposal to be made at the 2007 annual meeting of shareholders, the proxies appointed by Community may exercise discretionary authority when voting on such proposal.

If the date of our next annual meeting is advanced or delayed by more than 30 days from May 9, 2007, we will promptly inform you of the change of the annual meeting date and the date by which shareholder proposals must be received.

FORM 10-K ANNUAL REPORT

Community’s Annual Report on Form 10-K for the year ended December 31, 2005 is being sent with this proxy statement to Community shareholders.

Only one Annual Report on Form 10-K and proxy statement is being delivered to shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the Annual Report on Form 10-K and proxy statement to a shareholder at a shared address to which single copies were sent. A shareholder can make a request by calling Donald F. Holt, Executive Vice President and Chief Financial Officer at 717-920-1698, or by mailing a request to the above address. If shareholders sharing an address are currently receiving more than one annual report or proxy statement, they can request that Community send only one copy by calling Mr. Holt or mailing a request to the above address.

OTHER MATTERS

As of the date of this document, the board of directors knows of no matters which will be presented for consideration at the 2006 annual meeting of shareholder other than matters described in this document. However, if any other matters shall come before the meeting or any adjournment, the form of proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by the proxy on any such matters.

By order of the Board of Directors,

Patricia E. Hoch
Secretary

Harrisburg, Pennsylvania
April 3, 2006

Appendix A

COMMONWEALTH OF PENNSYLVANIA
DEPARTMENT OF STATE
CORPORATION BUREAU

COMMUNITY BANKS, INC.
ARTICLES OF INCORPORATION
AMENDED AND RESTATED 5/8/02, 7/__/05
FURTHER AMENDED AND RESTATED 5/__/06

1. The name of the Corporation is Community Banks, Inc.

2. The location and address of the initial registered office of the Corporation in the Commonwealth of Pennsylvania is 750 East Park Drive, Harrisburg, PA 17111.

3. The Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes:

To have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania. The Corporation is incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania (Act of May 5, 1933, P.L. 364, as amended).

4. The term for which the Corporation is to exist is perpetual.

5. The aggregate number of shares which the Corporation shall have authority to issue is 50,500,000 shares, divided into two classes consisting of 50,000,000 shares of Common Stock with a par value of $5.00 per share and 500,000 shares of Preferred Stock without a par value. The Board of Directors shall have the full authority permitted by law to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features or other special or relative rights that may be desired for the Preferred Stock and any series thereof, and to issue such Preferred Stock from time to time in one or more series. The designations, preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights of any series of Preferred Stock may differ from those of any and all series at any time outstanding.

Authorized but unissued shares of stock of the Corporation may be issued only if seventy-five (75%) percent of the entire Board of Directors consents to the issuance.

6. The name and post office address of each incorporator and the number and class of shares subscribed by each incorporator is:

NAME	ADDRESS	NO. AND CLASS OF SHARES
Thomas L. Miller	475 Schoolhouse Lane Millersburg, PA 17061	One Share of common stock

7. Cumulative voting for the election of directors shall not be permitted.

8. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation may issue shares, option rights or securities having conversion or option rights with respect to shares and any other securities of any class without first offering them to shareholders of any class or classes.

9. To the full extent permitted by law, the Board of Directors is expressly vested with the authority to make, alter, amend and repeal such By-laws as it may deem necessary or desirable for the Corporation, subject to the statutory power of the shareholders to change such action but only upon the affirmative vote of the holders of the outstanding capital stock of the Corporation entitled to cast at least seventy-five (75%) percent of the votes which all shareholders are entitled to cast thereon at a regular or special meeting of the shareholders duly convened after notice to the shareholders of that purpose.

10. A. The Board of Directors of the Corporation may, in its sole discretion, and it is hereby declared a proper corporate purpose for the Board of Directors, if it deems it advisable, to oppose any offer, proposal or attempt by any corporation or other business entity, person or group to (a) make any tender or other offer to acquire any of the Corporation’s securities; (b) merge or consolidate the Corporation with or into another entity; (c) purchase or otherwise acquire all or substantially all of the assets of the Corporation; or (d) make any transaction similar in purpose or effect to any of the above. In considering whether to oppose, recommend or remain neutral with respect to any of the aforesaid offers, proposals or plans, the Board of Directors shall evaluate what is in the best interests of the Corporation and may, but is not legally obligated to, consider any pertinent factors which may include but are not limited to any of the following:

(1) Whether the offering price, whether in cash or in securities, is adequate and acceptable based upon both the current market price of the Corporation’s securities and the historical and present operating results or financial condition of the Corporation.

(2) Whether a price more favorable to the shareholders may be obtained now or in the future from other offerors and whether the Corporation’s continued existence as an independent corporation will affect the future value of the Corporation.

(3) The impact the offer would have on the employees, depositors, clients and customers of the Corporation or its subsidiaries and the communities which they serve.

(4) The present and historical financial position of the offeror, its reputation in the communities which it serves and the social and/or economic effect which the reputation and practices of the offeror or its management and affiliates would have upon the employees, depositors and customers of the Corporation and the community which the Corporation serves.

(5) An analysis of the value of securities (if any) offered in exchange for the Corporation’s securities.

(6) Any anti-trust or other legal or regulatory issues raised by the offer.

B. If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all government and regulatory authorities having jurisdiction over the offer; causing the Corporation to acquire its own securities; selling or otherwise issuing authorized but unissued securities or treasury stock and granting options with respect thereto; acquiring a company to create anti-trust or other regulatory problems for the offeror; and obtaining a more favorable offer from another individual or entity.

11. The required vote to approve matters submitted to shareholders at a duly convened regular or special meeting of shareholders shall be as follows:

A. A plurality of the votes cast shall be required for the election of directors.

B. The affirmative vote of shareholders entitled to cast at least seventy-five (75%) percent of the votes which all shareholders of the Corporation are entitled to cast shall be required to: (1) amend Articles 7, 8 and 10 of these Articles of Incorporation; and (2) to remove one or more directors; provided, however, (a) if any such matter is approved by at least seventy-five (75%) percent of the entire Board of Directors of the Corporation, then the affirmative vote of the holders of a majority of the shares voting in person or by proxy shall be required to approve such matter; and (b) the board of directors may, without a vote of the shareholders, remove a director for the reasons set forth in the bylaws of the Corporation.

C. Unless approval by a greater number of shares is required by statute, the rules of the National Association of Securities Dealers Automated Quotation System (or of any successor stock exchange) or these Articles of Incorporation, the required vote of shareholders to approve any matter not specified in Paragraphs A or B hereof, and for which an applicable statute or the rules of the National Association of Securities Dealers Automated Quotation System (or of any successor stock exchange) require shareholder approval, shall be as follows:

(1) When the matter submitted to the shareholders for a vote has been recommended to the shareholders for approval by at least seventy-five (75%) percent of the entire Board of Directors, the affirmative vote of the holders of a majority of the shares voting in person or by proxy shall be required to approve such matter.

(2) When the matter submitted to the shareholders for a vote has been recommended to the shareholders for approval by less than seventy-five (75%) percent of the entire Board of Directors, the affirmative vote of the holders of capital stock entitled to cast at least sixty-six and two-thirds (66 2/3%) percent of the votes which all shareholders of the Corporation are entitled to cast thereon shall be required to approve such matter.

12. The Corporation shall, to the fullest extent permitted by applicable law, indemnify any and all persons whom it shall have the power to indemnify from and against any and all expenses, liabilities or other matter for which indemnification is permitted by applicable law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

PRELIMINARY FORM OF PROXY

COMMUNITY BANKS, INC.

ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, MAY 9, 2006
10:00 A.M. (ET)

FOUR POINTS SHERATON
800 EAST PARK DRIVE
HARRISBURG, PENNSYLVANIA

PROXY

COMMUNITY BANKS, INC.
750 E. PARK DRIVE
HARRISBURG, PA 17111
(717) 920-1698

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF COMMUNITY BANKS, INC.

The undersigned hereby appoints Edward P. Williams as Proxy, with the power to appoint his substitute, and authorizes him to represent and vote, as designated on the reverse side, all the shares of Common Stock of Community Banks, Inc. (“CMTY”) held of record by the undersigned on March 15, 2006 at the Annual Meeting of Shareholders to be held on May 9, 2006 or any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION OR DIRECTION IS MADE, THEY WILL BE VOTED FOR THE ELECTION OF EACH CLASS C DIRECTOR, FOR THE AMENDMENT OF THE ARTICLES OF INCORPORATION AND FOR ANY OTHER BUSINESS IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE. PLEASE RETURN THIS PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE IF YOU DO NOT VOTE BY TELEPHONE OR THE INTERNET.

See Reverse for Voting Instructions.

Company #
THERE ARE THREE WAYS TO VOTE YOUR PROXY

Your telephone or Internet vote authorizes the Named Proxy to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK — EASY — IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. (ET) on May 8, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/cmty/ — QUICK — EASY — IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. (ET) on May 8, 2006.

•
Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Community Banks, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone or the Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

			Vote FOR all nominees	Vote WITHHELD from all nominees (except as marked)
1.	ELECTION OF DIRECTORS	01 Aaron S. Kurtz 02 Earl L. Mummert 03 Allen Shaffer 04 Glenn H. Weaver	☐	☐

Class C:

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

		For	Against	Abstain
2.	AMENDMENT OF ARTICLES OF INCORPORATION. Amend Article 11 to simplify the shareholder approval requirements.	☐	☐	☐

		For	Against	Abstain
3.	OTHER BUSINESS. Take action on other business which may properly come before the meeting.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF EACH CLASS C DIRECTOR, FOR THE AMENDMENT OF THE ARTICLES OF INCORPORATION AND FOR ANY OTHER BUSINESS IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

Address Change? Mark Box Indicate changes below: ☐	I/we plan to attend the Annual Meeting. (Check the box if attending this meeting) ☐

Date

Signature(s) in Box
This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.